UNITED STATES

SECURITIES & EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Luby’s, Inc.

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On December 27, 2007, Luby’s, Inc. issued the following press release:

For Immediate Release	For additional information contact:
Rick Black, 713-329-6808

Luby’s Announces First Quarter Fiscal 2008 Results

Diluted EPS of $0.17

Increase in Store Level Profit

HOUSTON, TX – December 27, 2007 – Luby’s, Inc. (NYSE: LUB) today announced unaudited financial results for the first quarter of fiscal 2008, which ended on November 21, 2007.

First Quarter Fiscal 2008 Highlights:

•	Net income was $4.8 million, or $0.17 per diluted share compared to net income of $1.9 million, or $0.07 per diluted share, in the first quarter of fiscal 2007
•	Income tax benefit of $1.5 million compared to $1.1 million income tax expense in the first quarter of fiscal 2007
•	Additional interest income related to income taxes of 1.9 million
•

Store level profit, which the Company defines as restaurant sales minus costs of food, payroll and related costs and other operating expenses, were $11.8 million, or 16.5 percent of restaurant sales in the first quarter fiscal 2008 compared to $11.7 million, or 15.9 percent of restaurant sales in the first quarter 2007

•

The Company spent $7.9 million on capital expenditures in its restaurants and strategic growth plan through upgrades and remodels at existing restaurants and new store development and construction costs

•	Culinary contract services revenue grew to $1.7 million compared to $28,000 in the first quarter fiscal 2007

The $1.5 million income tax benefit for first quarter of fiscal year 2008 consisted of a net tax benefit of $2.8 million in net tax benefit partially offset by $1.3 million income tax expense. The net tax benefit of $2.8 million included a reversal of tax accruals for contingencies that did not materialize following the completion of tax audits and an income tax refund receivable, partially offset by the reversal of unrealized deferred tax assets related to stock options.

First quarter fiscal 2008 results included from $1.9 million in interest related to income taxes which included the reversal of previously recognized accrued interest expense associated with settled tax audit contingencies and interest receivable associated with an income tax refund.

Total sales in the first quarter 2008 were $73.4 million, a decrease of 0.4 percent compared to $73.7 million in the first quarter of fiscal year 2007. Restaurant sales in the first quarter 2008 were $71.6 million, a decrease of 2.7 percent compared to $73.7 million in the first quarter of fiscal year 2007. On a same-store basis, sales declined by approximately $2.5 million, or 3.4 percent, compared to an increase of 1.7 percent in the first quarter fiscal 2007. The first quarter fiscal 2008 decline was due primarily to decreases in guest traffic partially offset by higher menu prices and more favorable menu mix.

“In the first quarter fiscal 2008, we continued to make significant progress toward our stated strategic growth plan. During the quarter, we identified and secured additional new restaurant locations and initiated construction development on new sites. We are confident that our strategic growth plan to build new restaurants, expand our culinary contract business and invest in our existing stores will enhance value for our shareholders,” said Chris Pappas, President and CEO.

“The restaurant and retail industries continue to face soft consumer demand. However, despite lower sales volumes in the first quarter we were able to improve store level profit,” added Mr. Pappas. “During the first quarter we launched a number of operational initiatives designed to increase customer traffic and improve customer service to achieve better same-store sales results. Despite the macro economic challenges we continue to believe that Luby’s will be solidly positioned when market conditions improve.”

Food costs in the first quarter 2008 were 27.4 percent of restaurant sales, an increase of 0.5 percent compared to the same quarter last year. The Company continues to manage food costs by offering menu items and combination meals with favorable cost structures and by employing a variety of other cost control measures.

Payroll and related costs in the first quarter 2008 as a percentage of restaurant sales were 34.1 percent, a decrease 0.3 percent compared to the same quarter last year. The decrease in payroll and related costs was due primarily to lower workers’ compensation expense, including the effects of reduced actuarial estimates of potential losses resulting from favorable claims experience partially offset by higher management salary costs as percentage of sales.

Other operating expenses in the first quarter 2008 as a percentage of restaurant sales were 21.9 percent, a decrease of 0.9 percent compared the same quarter last year due primarily to a lower utility and marketing expense.

General and administrative expenses in the first quarter fiscal 2008 as a percentage of total sales were 8.1 percent, an increase of 1.3 percent compared the same quarter last year. The increase was primarily due to increased corporate salaries and professional fees. The increase in corporate salaries includes staffing costs related to the Company’s culinary contract business to provide services at healthcare facilities, as well as, new store development and construction staff.

Provision for (reversal of) asset impairments of $0.7 million in the first quarter fiscal 2008 consisted of $1.2 million of write-downs taken in the quarter on selected under-performing locations partially offset by a $0.5 million write-up of a previously impaired location that will be reopened in fiscal 2008.

Company Outlook

•	The Company plans to open one new restaurant in the third quarter of fiscal 2008 and open three to four new restaurants in the fourth quarter of fiscal 2008
•	The Company plans to open one replacement restaurant in the second half of fiscal 2008 that will incorporate the design features of Luby’s new prototype cafeteria restaurant
•	The Company plans to remodel the dining facility where Luby’s operates at St. Joseph’s Hospital in Houston, TX, in the second half of fiscal 2008

Conference Call

The company will host a conference call today at 4:00 p.m. Central Time, December 27, 2007, to discuss first quarter fiscal 2008 results. To access the call live, dial 866-543-6403 and use the participant pin code, Lubys (58297), at least 10 minutes prior to the start time, or listen live over the Internet by logging on to https://www.lubys.com/06aboutusEvents.asp.

Additional Information

In connection with the solicitation of proxies, Luby’s has filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement on November 29, 2007 (the “Proxy Statement”). The Proxy Statement contains important information about Luby’s and the 2008 Annual Meeting of Shareholders. Luby’s shareholders are urged to read the Proxy Statement carefully.

On November 29, 2007, Luby’s began the process of mailing the Proxy Statement, together with a WHITE proxy card. Shareholders may obtain additional free copies of the Proxy Statement and other documents filed with the SEC by Luby’s through the website maintained by the SEC at www.sec.gov. The Proxy Statement and other relevant documents also may be obtained free of charge from Luby’s by contacting Investor Relations in writing at Luby’s, Inc., 13111 Northwest Freeway, Suite 600, Houston, Texas 77040; or by phone at 713-329-6808; or by email at investors@lubys.com. The Proxy Statement is also available on Luby’s website at www.lubys.com/06aboutusFilings.asp. The contents of the websites referenced above are not deemed to be incorporated by reference into the Proxy Statement. In addition, copies of the Proxy Statement may be requested by contacting the Company’s proxy solicitor, MacKenzie Partners, Inc., by phone toll-free at 1-800-322-2885.

Luby’s and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in connection with the 2008 Annual Meeting of Shareholders. Investors can find information about Luby’s directors and executive officers in the Proxy Statement.

About Luby’s

Luby’s operates 128 restaurants in Austin, Dallas, Houston, San Antonio, the Rio Grande Valley and other locations throughout Texas and other states. Luby’s provides its customers with quality home-style food, value pricing, and outstanding customer service. For more information about Luby’s, visit the Company’s website at www.lubys.com.

Luby’s, Inc.

Consolidated Statements of Operations (unaudited)

(In thousands except per share data)

	Quarter Ended
	November 21, 2007	November 22, 2006
	(84 days)	(84 days)
SALES:
Restaurant sales	$71,634	$73,658
Culinary contract services	1,728	28

TOTAL SALES	73,362	73,686
COSTS AND EXPENSES:
Cost of food	19,657	19,797
Payroll and related costs	24,439	25,304
Other operating expenses	15,707	16,814
Cost of culinary contract services	1,578	50
Depreciation and amortization	3,956	3,585
General and administrative expenses	5,968	5,042
Provision for (reversal of) asset impairments	717	—
Net loss on disposition of property and equipment	316	182

Total costs and expenses	72,338	70,774

INCOME FROM OPERATIONS	1,024	2,912
Interest income	298	171
Interest expense	(51)	(193)
Interest related to income taxes	1,897	—
Other income, net	183	212

Income before income taxes and discontinued operations	3,351	3,102
Provision (benefit) for income taxes	(1,494)	1,095

Income from continuing operations	4,845	2,007
Discontinued operations, net of income taxes	(74)	(92)

NET INCOME	$4,771	$1,915

Income per share from continuing operations:
Basic	$0.18	$0.08
Assuming dilution	$0.17	$0.07
Loss per share from discontinued operations:
Basic	$—	$—
Assuming dilution	$—	$—
Net income per share
Basic	$0.18	$0.07
Assuming dilution	$0.17	$0.07
Weighted average shares outstanding:
Basic	26,883	26,080
Assuming dilution	27,597	27,102

The following table contains information derived from the Company’s Consolidated Statements of Operations expressed as a percentage of sales. Percentages may not add due to rounding.

	Quarter Ended
	November 21, 2007	November 22, 2006
	(84 days)	(84 days)
Restaurant sales	97.6%	100%
Culinary contract services	2.4%	—%

TOTAL SALES	100%	100%

COSTS AND EXPENSES:
(As a percentage of restaurant sales)
Cost of food	27.4%	26.9%
Payroll and related costs	34.1%	34.4%
Other operating expenses	21.9%	22.8%

Store level profit	16.5%	15.9%

(As a percentage of total sales)
General and administrative expenses	8.1%	6.8%
INCOME FROM OPERATIONS	1.4%	4.0%

Luby’s, Inc.

Consolidated Balance Sheets

(In thousands, except share data)

	November 21, 2007	August 29, 2007
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$5,885	$17,514
Short-term investments	30,400	8,600
Trade accounts and other receivables, net	3,953	1,657
Food and supply inventories	4,142	2,574
Prepaid expenses	2,880	1,398
Deferred income taxes	330	624

Total current assets	47,590	32,367
Property and equipment, net	188,879	185,983
Property held for sale	736	736
Other assets	504	548

Total assets	$237,709	$219,634

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$15,701	$12,882
Accrued expenses and other liabilities	19,184	21,400

Total current liabilities	34,885	34,282
Other liabilities	8,767	7,088

Total liabilities	43,652	41,370

Commitments and Contingencies
SHAREHOLDERS’ EQUITY
Common stock, $0.32 par value; 100,000,000 shares authorized; Shares issued were 28,404,497 and 27,835,901, respectively; Shares outstanding were 28,404,497 and 26,159,498, respectively	9,089	8,907
Paid-in capital	19,244	43,514
Retained earnings	165,724	161,447
Less cost of treasury stock, zero and 1,676,403 shares, respectively	—	(35,604)

Total shareholders’ equity	194,057	178,264

Total liabilities and shareholders’ equity	$237,709	$219,634

Luby’s, Inc.

Consolidated Statements of Cash Flows (unaudited)

(In thousands)

	Quarter Ended
	November 21, 2007	November 22, 2006
	(84 days)	(84 days)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$4,771	$1,915
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for (reversal of) asset impairments, net of gains and losses on property sales	1,033	220
Depreciation and amortization	3,956	3,585
Amortization of debt issuance cost	21	108
Non-cash compensation expense	57	82
Share-based compensation expense	259	166
Interest related to income taxes	(1,897)	—
Deferred tax provision	2,359	1,011

Cash provided by operating activities before changes in operating assets and liabilities	10,559	7,087
Changes in operating assets and liabilities:
(Increase) decrease in trade accounts and other receivables	(1,524)	845
Increase in food and supply inventories	(1,568)	(1,332)
Increase in prepaid expenses and other assets	(1,460)	(1,125)
Increase in accounts payable, accrued expenses and other liabilities	837	6,386

Net cash provided by operating activities	6,844	11,861

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of short-term investments	(23,800)	(9,328)
Proceeds from redemption or maturity of short-term investments	2,000	—
Proceeds from disposal of assets	15	32
Purchases of property and equipment	(7,888)	(3,012)

Net cash used in investing activities	(29,673)	(12,308)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds received on exercise of stock options	11,200	54

Net cash provided by financing activities	11,200	54

Net decrease in cash and cash equivalents	(11,629)	(393)
Cash and cash equivalents at beginning of period	17,514	9,715

Cash and cash equivalents at end of period	$5,885	$9,322

Forward-looking Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical fact, are “forward-looking statements” for purposes of these provisions, including any statements regarding plans for expansion of the company’s business, scheduled openings of new, remodeled or replacement units, plans to close underperforming units, the implementation of the Company’s five year growth plan, expectations concerning unit sales and investor returns, and expectations of industry conditions.

The company cautions readers that various factors could cause its actual financial and operational results to differ materially from those indicated by forward-looking statements made from time to time in news releases, reports, proxy statements, registration statements, and other written communications, as well as oral statements made from time to time by representatives of the company. The following factors, as well as any other cautionary language included in this press release, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our “forward-looking statements”: general business and economic conditions; the impact of competition; our operating initiatives; fluctuations in the costs of commodities, including beef, poultry, seafood, dairy, cheese and produce; increases in utility costs, including the costs of natural gas and other energy supplies; changes in the availability and cost of labor; the seasonality of the company’s business; changes in governmental regulations, including changes in minimum wages; the effects of inflation; the availability of credit; unfavorable publicity relating to operations, including publicity concerning food quality, illness or other health concerns or labor relations; the continued service of key management personnel; and other risks and uncertainties disclosed in the company’s annual reports on Form 10-K and quarterly reports on Form 10-Q.

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